Optionee:	%%FIRST_NAME_LAST_NAME%-%
Number of Shares Subject to the Option:	%%TOTAL_SHARES_GRANTED,7%-%
Option Price per Share:	$
Date of Grant:	%%OPTION_DATE,1%-%
Vesting Schedule:
%%SHARES_PERIOD1%-%	%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%
%%SHARES_PERIOD2%-%	%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%
%%SHARES_PERIOD3%-%	%%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%

CECO ENVIRONMENTAL CORP.

Nonqualified Stock Option Agreement

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of the date set forth above (the “Date of Grant”) by and between CECO Environmental Corp., a Delaware corporation (the “Company”), and the individual named above (“Optionee”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (the “Plan”).
2.
Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to Optionee as of the Date of Grant set forth above an Option Right to purchase the number of shares of Common Stock (the “Option”) set forth above at an Option Price per share of Common Stock as set forth above, which represents at least the Market Value per Share on the Date of Grant (the “Option Exercise Price”). The Option is not an Incentive Stock Option.
3.
Vesting of Option.
(a)
The Option (unless terminated as hereinafter provided) shall be exercisable in accordance with the vesting schedule set forth above if Optionee remains in the continuous employment of the Company or a Subsidiary until the vesting date(s) set forth in the Vesting Schedule. Subject to the terms of the Plan, any portion of the Option that does not so become vested will be forfeited, including if Optionee ceases to be continuously employed by the Company or a Subsidiary prior to the vesting date(s) specified in the Vesting Schedule. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of Optionee’s employment with the

DOCPROPERTY "CUS_DocIDChunk0" 4865-9537-1685.2

Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.
(b)
(i) Notwithstanding Section 3(a) above, if a Change in Control occurs while Optionee is continuously employed by the Company or a Subsidiary, then the Option will vest in full on the date of such Change in Control, except to the extent that a Replacement Award (as defined below) is issued with respect to the Option.
(i)
For purposes of this Agreement, a “Replacement Award” means an award (A) of time-based stock options, (B) with respect to a number of shares and having an option price that, if necessary, is adjusted in a manner described in Treasury regulation section 1.425-1(a)(5), (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Grantee is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of this award, (E) that vests on the same vesting schedule applicable to this award and (F) the other terms and conditions of which are not less favorable to Optionee than the terms and conditions of this Agreement (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Option granted hereunder or the Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Option if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 3(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c)
If, after receiving a Replacement Award, Optionee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, 100% of the Replacement Award shall become nonforfeitable upon such termination. For purposes hereof, the terms “Good Reason” and “Cause” shall have the meanings given in the CECO Environmental Corp. Executive Change in Control Severance Plan.
4.
Termination of the Option. The Option shall terminate on the earliest of the following dates:
(a)
Three months after Optionee’s termination of employment, unless such termination of employment (i) is a result of Optionee’s death or Disability as described in Section 4(b) or 4(c) or (ii) is a result of a Termination for Cause;

(b)
Six months after Optionee’s death if such death occurs while Optionee is employed by the Company or any Subsidiary;
(c)
Six months after Optionee’s termination of employment with the Company or a Subsidiary due to Disability;
(d)
The date of Optionee’s termination of employment by the Company or any Subsidiary as a result of a Termination for Cause; or
(e)
Ten (10) years from the Date of Grant.
5.
Exercise and Payment of Option.
(a)
General. To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Exercise Price for such Common Stock.
(b)
Form of Payment. Payment of the Option Exercise Price by Optionee shall be (i) in the form of cash, personal check or certified check, or (ii) by a net exercise, whereby the Company withholds a whole number of shares of Common Stock that would otherwise be issuable upon exercise that have a Market Value per Share sufficient to cover the Option Price (with the Market Value per Share of any fractional share so withheld that is not needed to pay the Option Price to be paid to Optionee in cash), or (iii) where permitted by law and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc. (a “FINRA Dealer”) whereby Optionee irrevocably elects to exercise the Option and to sell a portion of the shares of Common Stock so purchased to pay for the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company. Optionee shall be solely responsible for any income or other tax consequences from any payment for shares of Common Stock with Optionee’s Common Stock.
(c)
Stock Transfer Records. Provided that the notice of exercise and payment are in form and substance satisfactory to counsel for the Company, as soon as practicable after the effective exercise of all or any part of the Option, Optionee shall be recorded on the stock transfer books of the Company as the owner of the Common Stock purchased, and the Company shall deliver to Optionee, or to the FINRA Dealer, as the case may be, book entry ownership or one or more duly issued stock certificates evidencing such ownership. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company. Optionee shall pay all other costs of the Company incurred to issue such Common Stock to such FINRA Dealer. Shares of Common Stock purchased pursuant to exercise hereunder: (i) may be deposited with a FINRA Dealer designated by Optionee, in street name, if so provided in such exercise notice accompanied by all applications and forms reasonably required by the Committee to effect such deposit, or (ii) may be issued to Optionee and such other person, as joint owners with the right of survivorship, as is specifically described in such exercise notice. Optionee shall be solely responsible for any income or other tax consequences of such a designation of ownership hereunder (or the severance thereof).
6.
Transferability, Binding Effect. Subject to Section 15 of the Plan, the Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and in no event shall this award be transferred for value.
7.
Definitions.
(a)
“Disability” (or similar terms) shall mean a circumstance in which Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(b)
“Termination for Cause” shall mean the termination of Optionee’s employment with the Company or a Subsidiary for “Cause” (or similar term) as such may be defined (i) in any employment or similar agreement between the Company or a Subsidiary and the Optionee; or (ii) in any severance plan or policy sponsored or maintained by the Company or a Subsidiary in which Optionee is a participant, if no such employment or similar agreement exists; or (iii) in the absence of either of the foregoing, or if no such termination for “Cause” definition or standard exists in any other employment or other similar agreement, or severance plan or policy, then it shall mean termination of Optionee’s employment with the Company or a Subsidiary as a result of gross negligence, commission of a felony or material violation of any established Company policies.
8.
No Dividend Equivalents. Optionee shall not be entitled to dividend equivalents with respect to the Option or the Common Stock underlying the Option.
9.
Adjustments. The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.
10.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the vesting or exercise of the Option, then the Company shall have the right to satisfy such withholding obligations by (a) requiring Optionee to tender a cash payment, (b) deducting the withholding taxes from payments of any kind otherwise due to Optionee, (c) permitting Optionee to enter into a “same day sale” commitment with a FINRA Dealer, whereby Optionee irrevocably elects to sell a portion of the shares of Common Stock to be delivered in connection with the exercise of the Option to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Subsidiary, or (d) withholding the delivery of shares of Common Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Common Stock so withheld will have an aggregate Market Value per Share not exceeding the minimum amount of tax required to be withheld by applicable law.
11.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Option shall not be exercisable if such exercise would involve a violation of any law.
12.
No Right to Future Awards or Employment. The Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The Option award and any related payments made to Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon Optionee any right to be employed or remain employed by the Company or any Subsidiary, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of Optionee.
13.
Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
14.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the right of Optionee under this Agreement without Optionee’s written consent and (b) Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.
15.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
16.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Optionee acknowledges and agrees that this

Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
17.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.
Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware, U.S.A.
19.
Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.
20.
Acknowledgement. Optionee acknowledges that Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
21.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

CECO ENVIRONMENTAL CORP.

By:

Name:

Title:

Optionee Acknowledgment and Acceptance

By:

Name: